EXHIBIT 99.1

Havertys Reports Earnings for Third Quarter 2015

Atlanta, Georgia, October 28, 2015 – HAVERTY (NYSE:  HVT and HVT.A) reports earnings per share of $0.34 for the third quarter of 2015 which are the same earnings per share results as the comparable period in 2014.  The earnings per share for the nine months ended September 30, 2015 is $0.81 compared to $0.82 for the same period of 2014.
Clarence H. Smith, chairman, president and chief executive officer, said, "We are looking forward to a strong finish to 2015 with the seasonally strongest sales events of the year about to begin.  Our efforts in building the average sales ticket are resulting in solid increases and we see potential for continued growth.  The revival of dining room and bedroom furniture sales and the  increasing popularity of custom upholstery signals a consumer expressing their personal style with more economic confidence.  Havertys is well positioned to serve today's on trend customer beginning with upgraded stores, an improved website, knowledgeable sales associates, free in-home design consultations and excellent customer service.  We remain committed to improving our business, maintaining strong cash flow, and returning profits to our shareholders."
Financial Highlights

Third Quarter 2015 Compared to Third Quarter 2014

•	As previously announced, net sales increased 5.7% to $209.9 million. Comparable store sales were up 3.0%.
•	Total written sales increased 5.2% and written comparable store sales rose 2.3%.
•	Average written ticket was up 6.9% and sales of custom upholstery increased 10.4%.
•	Gross profit margins were 53.2% versus 53.5% as a percent of sales as efforts continued to reduce closeout inventory items.
•
SG&A costs as a percent of sales was down slightly to 47.0%  compared to 47.1%. We have the overhead in place for four additional stores versus last year and have increased our in-home design staff. Total SG&A dollars increased $5.1 million largely due to increases in selling costs of $2.0 million, occupancy expense of $1.4 million, and administrative costs of $1.4 million.

•	Interest expense increased $0.4 million in 2015 as we had additional financing lease obligations for new stores recorded on our balance sheet.
•	We purchased 524,464 shares of our common stock during the quarter at an average price of $23.00.

Nine Months ended September 30, 2015 Compared to Same Period of 2014

•	Net sales increased 6.0% to $589.0 million. Comparable store sales were up 3.8%.
•	Average written ticket was up 5.0% and sales of custom upholstery increased 11.0%.
•	Gross profit margins were 53.4% versus 53.7% as a percent of sales due to higher inventory closeouts.

NEWS RELEASE - OCTOBER 28, 2015  Page 2

•
SG&A costs as a percent of sales was unchanged at 48.2%.  We have the overhead in place for four additional stores versus last year and have increased our in-home design staff. Total SG&A dollars increased $16.3 million largely due to increases in selling costs of $7.4 million, occupancy expense of $3.6 million, and administrative costs of $3.6 million.

•	Interest expense rose $0.9 million as we had additional financing lease obligations for new stores recorded on our balance sheet.
•	Other income includes $0.8 million from the settlement of credit card antitrust litigation.
•	We purchased 617,021 shares of our common stock at an average price of $22.69.
•
We opened two stores in the new markets of Rogers, Arkansas and Waco, Texas and strengthened our position in Southeast Florida with new stores in Coconut Creek and Ft. Lauderdale during the first nine months of 2015. Our store count was 123 at September 30, 2015 versus 119 at September 30, 2014.

Expectations and Other

•
Total delivered sales for the fourth quarter to date of 2015 are up approximately 4.2% over the same period last year and comparable store sales are up 1.9%. Total written sales for the fourth quarter to date of 2015 are up approximately 3.7% over the same period last year and written comparable store sales are up approximately 0.6%.

•	We had very good sales growth last year with delivered comparable store sales for the full fourth quarter of 2014 up 8.3% and written comparable store sales up 5.9%.
•	We expect that gross profit margins for the full year 2015 will be approximately 53.4%, a change from our previous expectation of 53.3%.
•
Our estimate for fixed and discretionary type SG&A expenses for 2015 remains $240 to $241 million versus the $233 million for these same costs in 2014. The variable type costs within SG&A for the full year of 2015 are now expected to be 17.8% percent of sales, a change from our previous estimate of 17.7%.

•	We closed a store in Memphis, Tennessee in October that had reached the end of its lease term.
•
We expect to increase selling square footage approximately 3.0% in 2015 based on increasing our store count by a net three locations. Total capital expenditures are estimated to be in the $32 to $33 million range in 2015 depending on the timing of spending for new projects.

NEWS RELEASE - OCTOBER 28, 2015  Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Sales	$209,921	$198,541	$588,984	$555,411
Cost of goods sold	98,179	92,338	274,413	257,201
Gross Profit	111,742	106,203	314,571	298,210
Credit service charges	71	72	213	223
Gross profit and other revenue	111,813	106,275	314,784	298,433

Expenses:
Selling, general and administrative	98,720	93,575	283,767	267,515
Provision for doubtful accounts	83	69	167	203
Other income, net	2	(12)	(945)	(186)
Total expenses	98,805	93,632	282,989	267,532

Income before income and income taxes	13,008	12,643	31,795	30,901
Interest expense, net	594	175	1,614	666

Income before income taxes	12,414	12,468	30,181	30,235
Income tax expense	4,759	4,644	11,574	11,454
Net income	$7,655	$7,824	$18,607	$18,781

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $36 and $109 in 2015 and $50 and $150 in 2014	$59	$82	$175	$244

Comprehensive income	$7,714	$7,906	$18,782	$19,025

Basic earnings per share:
Common Stock	$0.34	$0.35	$0.83	0.84
Class A Common Stock	$0.32	$0.33	$0.78	0.75

Diluted earnings per share:
Common Stock	$0.34	$0.34	$0.81	0.82
Class A Common Stock	$0.32	$0.33	$0.78	0.76

Basic weighted average shares outstanding:
Common Stock	20,448	20,535	20,538	20,383
Class A Common Stock	2,061	2,151	2,074	2,223

Diluted weighted average shares outstanding:
Common Stock	22,791	22,939	22,907	22,936
Class A Common Stock	2,061	2,151	2,074	2,223

Cash dividends per share:
Common Stock	$0.100	$1.080	$0.260	1.240
Class A Common Stock	$0.095	$1.025	$0.245	1.175

NEWS RELEASE - OCTOBER 28, 2015  Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands – Unaudited)

	September 30, 2015	December 31, 2014	September 30, 2014
	(Unaudited)		(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$73,287	$65,481	$78,659
Investments	6,750	7,250	-
Restricted cash and cash equivalents	8,003	8,017	8,017
Accounts receivable	6,113	7,146	6,647
Inventories	105,165	107,139	94,822
Prepaid expenses	6,991	6,418	7,265
Other current assets	7,459	8,010	4,292
Total current assets	213,768	209,461	199,702

Accounts receivable, long-term	714	731	692
Property and equipment	231,699	225,162	213,254
Deferred income taxes	19,964	17,610	13,197
Other assets	6,336	8,023	15,623
Total assets	$472,481	$460,987	$442,468

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$25,486	$24,152	$23,984
Customer deposits	30,265	23,687	28,821
Accrued liabilities	37,759	39,960	36,964
Deferred income taxes	5,701	5,689	-
Current portion of lease obligations	3,007	2,387	1,820
Total current liabilities	102,218	95,875	91,589

Lease obligations, less current portion	50,909	46,678	34,792
Other liabilities	25,741	26,351	26,059
Total liabilities	178,868	168,904	152,440

Stockholders' equity	293,613	292,083	290,028
Total liabilities and stockholders' equity	$472,481	$460,987	$442,468

NEWS RELEASE - OCTOBER 28, 2015  Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands – Unaudited)

	Nine Months Ended September 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,607	$18,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,967	16,632
Share-based compensation expense	3,142	2,530
Provision for doubtful accounts	167	203
Other	618	549
Changes in operating assets and liabilities:
Accounts receivable	883	1,462
Inventories	1,974	(3,339)
Customer deposits	6,578	9,813
Other assets and liabilities	(1,078)	(379)
Accounts payable and accrued liabilities	(4,027)	2,800
Net cash provided by operating activities	45,831	49,052

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,523)	(22,049)
Maturities of certificates of deposit	2,500	-
Restricted cash and cash equivalents	14	(1,001)
Other	21	407
Net cash used in investing activities	(19,988)	(22,643)

CASH FLOWS FROM FINANCING ACTIVITIES:
Construction allowance receipts	4,773	-
Payments on lease obligations	(1,801)	(729)
Taxes on vested restricted shares	(1,152)	(2,060)
Dividends paid	(5,855)	(27,976)
Common stock purchased	(14,002)	-
Other	-	(170)
Net cash used in financing activities	(18,037)	(30,935)

Increase (decrease) in cash and cash equivalents during the period	7,806	(4,526)

Cash and cash equivalents at beginning of period	65,481	83,185

Cash and cash equivalent at end of period	$73,287	$78,659

NEWS RELEASE - OCTOBER 28, 2015  Page 6

About Havertys

Havertys (NYSE:  HVT and HVT.A), established in 1885, is a full-service home furnishing retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper middle price ranges.  Additional information is available on the company's website, havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detail from time to time in the company's reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call on Thursday, October 29, 2015 at its website, havertys.com under the investor relations section.  If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through Thursday, November 5, 2015.  The number to access the telephone playback is 1-888-203-1112 (access code:  5872514).

Contact:
Haverty Furniture Companies, Inc. (404) 443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys